                                                                    EXHIBIT 99.1


NEWS RELEASE


                                                                  [VERIZON LOGO]


FOR IMMEDIATE RELEASE                       CONTACTS:
JULY 31, 2001                               PETER THONIS
                                            212-395-2355
                                            peter.thonis@verizon.com

                                            BOB VARETTONI
                                            212-395-7726
                                            robert.a.varettoni@verizon.com

                             VERIZON COMMUNICATIONS
                  SECOND QUARTER EARNINGS HIGHLIGHTED BY STRONG
                        LONG-DISTANCE AND WIRELESS SALES

                INDUSTRY-LEADING COST CONTROLS, MERGER SYNERGIES
             DRIVE ADJUSTED EPS OF 77 CENTS, IN LINE WITH CONSENSUS;
                     LONG-DISTANCE CUSTOMERS REACH 6 MILLION

                            SECOND QUARTER HIGHLIGHTS

           o  804,000 new long-distance customers, 6.0 million nationwide

           o 253,000 new Massachusetts long-distance customers since market entry two months ago

           o 808,000 new wireless customers, for 27.9 million total, with largest digital customer base in U.S.

           o 120,000 net new DSL (digital subscriber line) customers for total of 840,000

           o Approximately 25 percent data transport revenue growth over second quarter 2000

           o 53 percent growth in data circuits as measured in access line equivalents (ALEs); total ALEs in service grow nearly 21 percent to 125 million

           o 34 percent growth in proportionate international wireless customers to 8.7 million



                                     -more-

Verizon 2Q 2001 Earnings Release, p. 2


         NEW YORK - Verizon Communications Inc. (NYSE:VZ) today announced second quarter earnings and updated financial guidance for the balance of the year. The company reported adjusted diluted earnings per share (EPS) for second quarter 2001 of 77 cents on net income of $2.1 billion, a 6.9 percent increase from 72 cents, or $2.0 billion, in second quarter 2000, excluding the after-tax effect of write-downs of certain investments and of merger transition costs described below.

         Adjusted net income for the first six months of 2001 was $4.1 billion, or $1.49 per share, compared to six-month 2000 adjusted net income of $3.9 billion, or $1.41 per share.

         Consolidated adjusted revenues for the quarter grew 5.0 percent, to $16.9 billion from $16.1 billion in second quarter 2000, excluding the impact of overlap wireless properties in the prior period, with more than 41 percent, or approximately $7 billion, generated from high-growth data, wireless, long-distance, DSL and international services. Verizon's Domestic Telecom business grew revenues to nearly $11.0 billion while operating in the nation's most competitive markets.

         Six-month consolidated revenues were $33.2 billion, up 9.9 percent from $30.2 billion in the first six months of 2000. Revenues for the earlier period do not include first-quarter revenues from the Vodafone AirTouch properties that were contributed to Verizon Wireless in April 2000; including those revenues, the six-month increase was 6.0 percent.

         "As we pass the one-year anniversary of Verizon's formation, the strength of our assets is evident. Our expanded scale, scope and financial strength have enabled us to absorb the impact of the economic slowdown this quarter while we continue to invest for future growth. Our solid performance in the first half of this year is testimony to the success of our merger integration, our relentless attention to cost, and our continued drive to deliver superior service and products to customers under the Verizon brand," said Verizon Chairman and Co-CEO Charles R. Lee.

         "However, the slowing economy and the weakening demand for basic wireline services will impact the growth of our business going forward, and we are updating our 2001 financial guidance to reflect these impacts," Lee said.

         Verizon President and Co-CEO Ivan Seidenberg said, "As we navigate the difficult economic environment, we continue to focus on execution. In the second quarter, our long-distance business knocked the cover off the ball not only in Massachusetts but across our footprint, and we are increasing our year-end target by 300,000 subscribers. While we



                                     -more-

Verizon 2Q 2001 Earnings Release, p. 3

experienced a bit of a slowdown in DSL as we implemented new pricing and satisfied regulatory requirements, demand remains strong and we are back on track and remain comfortable with our year-end targets. Additionally, Verizon Wireless continued its long track record of solid subscriber growth."

         "On the expense side, we are committed to realizing the synergy benefits of the merger, and will be even more aggressive in our cost controls in light of the economic slowdown. As the 1.7 percent cash expense growth this quarter indicates, we are making excellent progress on merger integration, and also reacting to the economic impacts in a timely fashion. Our disciplined focus on cost and productivity will produce significant benefits as the economy recovers, and our commitment to investing in our growth businesses is unwavering," he said.

         Consolidated adjusted expenses increased 3.4 percent over second quarter 2000, excluding the impact of overlap wireless properties in the prior period. Merger-related expense savings and cost-control measures enabled the company to hold increases in cash expenses to 1.7 percent at the same time the company continued to invest in high-growth capabilities and services. Verizon's largest business unit, Domestic Telecom, decreased its cash expenses over second quarter 2000 by 3.5 percent, and its total adjusted expenses declined by 0.3 percent. Additionally, Domestic Telecom is currently exploring the sale of 1.2 million access lines in Alabama, Kentucky and Missouri.

                            HIGHLIGHTS OF OPERATIONS

LONG DISTANCE:

o Verizon Long Distance, the nation's fourth largest long-distance provider, added approximately 804,000 new customers in the quarter and ended the quarter with 6.0 million customers nationwide, a 47.2 percent increase over second quarter 2000. As a result of this continuing success, the company is increasing its year-end subscriber target by 300,000 to 6.7 to 6.9 million subscribers. Previously, the target was 6.4 to 6.6 million subscribers.

o In April, the company launched its simple, surprise-free long-distance plans in Massachusetts following approval of its application to the Federal Communications Commission (FCC). The initial customer response was even stronger there than in New York, and the company added 253,000 Massachusetts customers in the quarter, capturing nearly 10 percent of the consumer market. Of these, some 34,000 were "win-back" customers who returned to Verizon from other carriers for their intraLATA toll calling as well as their long distance.



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

Verizon 2Q 2001 Earnings Release, p. 4

o The company's success in New York also continued as it ended the quarter with nearly 2 million customers with about 2.2 million lines in the state using its long-distance services. Almost 97,000 of the New York customers added in the quarter were "win-backs," increasing the total number of "win-back" customers in New York to nearly 544,000.

o On June 21, Verizon filed for FCC approval to offer long-distance service in Pennsylvania, where Verizon serves about 7.0 million access lines and the long-distance market is about a $3 billion annual opportunity. The Pennsylvania Public Utilities Commission has announced its support of the application. Last week, the Department of Justice (DOJ) -- while noting its concern with a number of issues -- acknowledged that the FCC could grant Verizon's long-distance application. The company is confident that it has addressed the issues raised by the DOJ.

o On July 20, the FCC approved the company's application to provide long distance in Connecticut.

DSL:

o Verizon added 120,000 DSL lines in the second quarter and ended the period with approximately 840,000 lines in service, almost four times the 220,000 subscribers at the end of second quarter 2000. The number of new lines added in the second quarter was affected by the transition of the company's DSL operations in California to a separate data affiliate and database reconciliation. Adjusting for these issues, DSL net additions would have been approximately 150,000. The company's year-end target of 1.2 to 1.3 million DSL subscribers remains unchanged.

o Verizon Online, the company's Internet service provider, ended the quarter with over 1 million subscribers, a 39 percent increase over second quarter 2000.

DATA:

o Revenues from data transport services increased nearly 25 percent over second quarter 2000, and when combined with advanced data services, total data revenue reached $1.7 billion, up from $1.5 billion in the second quarter 2000.

o Verizon ended the quarter with data circuits in service equivalent to 63 million voice-grade access lines, up 53 percent from second quarter 2000. These data circuits combined with 62 million voice-grade access lines to give Verizon 125 million total access line equivalents in service at the end of the quarter, nearly 21 percent more than at the end of second quarter 2000.

o Verizon Enterprise Solutions Group announced expansion of the company's network out of its local serving area to new parts of Dallas/Fort Worth with facilities-based data transport services that let large businesses purchase end-to-end communications links for their sites across the country. The expansive move, giving customers end-to-end Verizon service, will



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

Verizon 2Q 2001 Earnings Release, p. 5

     be followed soon by similar offerings in regions of the Seattle and Los Angeles markets where the company does not provide local service.

VERIZON WIRELESS:

Verizon Wireless comparisons assume that the joint venture excluding overlap properties existed on Jan. 1, 2000, and historical subscriber and operating metrics are adjusted for the base restatement announced in April.

o Verizon Wireless added 808,000 net new customers during the second quarter 2001. Total customers grew to 27.9 million, a 12.7 percent increase over last year's 24.8 million subscriber base. Penetration of covered POPs increased to 13.7 percent for an annual penetration gain of 1.5 percent.

o As previously announced, total gross customer additions rose slightly over the year-earlier quarter, while contract gross additions increased 10.7 percent over the second quarter 2000 and accounted for 85.8 percent of total gross additions.

o Churn for contract customers decreased from the first quarter to 2.0 percent, while total churn, including pre-paid customers, decreased to 2.3 percent, which is below the industry average.

o Verizon Wireless, with the largest digital base in the U.S., ended the quarter with almost 18 million digital customers, 64 percent of total subscribers. These customers generate 88 percent of the company's busy-hour usage.

o Service revenues for the quarter grew 16.9 percent to $4.1 billion, with service revenue per subscriber increasing 3.7 percent to $49, the fourth consecutive quarter of a year-over-year increase in service revenue per subscriber. Total revenues were $4.4 billion, up 15.6 percent. Quarterly operating income rose 44.8 percent to $679 million, with operating cash flow increasing 18.2 percent to $1.6 billion. Operating cash flow margin was 38.5 percent for the quarter, up from 38.1 percent.

o Verizon Wireless ended the quarter with more than 1.1 million subscribers to its Mobile Web and Mobile IP data services.

o The company's strong subscriber growth and financial performance resulted from a number of initiatives during the quarter, including the company's launch of its store-within-a-store at 4,400 RadioShack locations, the introduction of its Worry Free Guarantee for customers, nationwide promotions and its new digital prepay product.

INTERNATIONAL:

o Revenues from consolidated international operations grew 27.0 percent over second quarter 2000 to $598 million.



                                     -more-

Verizon 2Q 2001 Earnings Release, p. 6

o    Total proportionate revenues grew 8.6 percent to $1.5 billion.

o The number of proportionate international wireless customers served by Verizon investments increased by 2.2 million to 8.7 million, up 33.9 percent over second quarter 2000.

o Verizon Global Solutions Inc. (GSI) continued its deployment of its planned global network during the quarter. GSI obtained licenses in Belgium, France, Germany, Netherlands, Japan and the United Kingdom, and switching capabilities were deployed in Los Angeles, Hawaii, and London. Additional locations in Europe are scheduled to go in-service early in the third quarter.

INFORMATION SERVICES:

o Revenues from Verizon's directory publishing and electronic commerce operations were $984 million in the second quarter, a decrease of 6.8 percent from second quarter 2000 due to shifts in directory publication dates to the third quarter. Revenues from SuperPages.com, Verizon's Internet directory service, grew 44.5 percent over second quarter 2000 as Information Services carried out its strategy to bundle print and online services.

o The company also announced today that it has completed the acquisition of TELUS' directory business. The company said that it will form a national print, wireless and online directory services company by combining that business with its British Columbia-based Dominion Information Services and its Quebec-based Les Annuaires du Quebec directory operations. After the combination, Dominion Information Services Inc. will be Canada's second-largest directory publisher. The combined operations will produce approximately 118 directory titles, distribute nearly 11 million copies and employ more than 800 people.

                                REPORTED RESULTS

       For the second quarter of 2001, the company reported consolidated losses of $1.0 billion or 38 cents per share as compared to consolidated profits of $4.9 billion or $1.79 per share during the second quarter of 2000. The losses reported during the second quarter of 2001 include the effect of net charges totaling $3.1 billion or $1.15 per share. These net charges include a $2.9 billion write-down in the value of certain of the company's investments, including Cable & Wireless plc, NTL Incorporated, and Metromedia Fiber Network Inc., due to persistent, declining stock prices; $162 million in merger transition costs; and $37 million in mark-to-market adjustments for financial instruments. During the second quarter of 2000, the company recorded a $1.9 billion non-cash gain in connection with the restructuring of its investment in Cable & Wireless Communications.



                                     -more-

Verizon 2Q 2001 Earnings Release, p. 7

       The income reported during the second quarter of 2000 includes the effect of net gains totaling $2.9 billion or $1.07 per share. These net gains include a $1.9 billion non-cash investment gain as discussed above and $1.5 billion of net gains related to the sale of assets. These gains were offset, in part, by $749 million in costs incurred in connection with the closing of the merger and other non-recurring items.

         Reported net income for the first six months of 2001 was $0.6 billion, or $0.20 per share, compared to $6.4 billion, or $2.33 per share, in the first six months of 2000.

                        FINANCIAL AND OPERATING GUIDANCE

         Due to the impact of the slowing economy and weakening demand as described above, the company is updating the following 2001 financial and operating targets:

            o Annual revenue growth of 5 to 6 percent, previous target was 7 percent

            o   2001 EPS of $3.07 to $3.12, previous target was $3.13 to $3.17

         The following target increases:

            o   6.7 to 6.9 million long-distance customers, previous target was
                6.4 to 6.6 million

         The following 2001 targets remain unchanged:

            o   Capital expenditures of $17.5 billion

            o   DSL subscribers of 1.2 to 1.3 million

         EDITOR'S NOTE: Verizon will hold a conference call on second quarter results this morning at 9:00 EDT. The call will be Webcast at www.verizon.com/investor. Materials related to the call will also be available there.

         Verizon Communications (NYSE:VZ) is one of the world's leading providers of communications services. Verizon companies are the largest providers of wireline and wireless communications in the United States, with 125 million access line equivalents and approximately 28 million wireless customers. Verizon is also the largest directory publisher in the world. A Fortune 10 company with approximately $65 billion in annual revenues and about 260,000 employees, Verizon's global presence extends to more than 40 countries in the Americas, Europe, Asia and the Pacific. For more information on Verizon, visit www.verizon.com.

                                      ####

NOTE: This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act



                                     -more-

Verizon 2Q 2001 Earnings Release, p. 8

of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: materially adverse changes in economic conditions in the markets served by us or by companies in which we have substantial investments; material changes in available technology; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations; the final outcome of federal, state, and local regulatory initiatives and proceedings, including arbitration proceedings, and judicial review of those initiatives and proceedings, pertaining to, among other matters, the terms of interconnection, access charges, universal service, and unbundled network element and resale rates; the extent, timing, success, and overall effects of competition from others in the local telephone and toll service markets; the timing and profitability of our entry into the in-region long-distance market; our ability to combine former Bell Atlantic and GTE operations, satisfy regulatory conditions and obtain revenue enhancements and cost savings; the profitability of our entry into the broadband access market; the ability of Verizon Wireless to combine operations and achieve revenue enhancements and cost savings, and obtain sufficient spectrum resources; our ability to convert our ownership interest in Genuity Inc. into a controlling interest consistent with regulatory conditions, and Genuity's ensuing profitability; and changes in our accounting assumptions that may be required by regulatory agencies, including the SEC, or that result from changes in the accounting rules or their application, which could result in an impact on earnings.

--------------------------------------------------------------------------------
VERIZON COMMUNICATIONS INC.
CONSOLIDATED STATEMENTS OF INCOME - REPORTED BASIS
--------------------------------------------------------------------------------





                                                                                    (dollars in millions, except per share amounts)

                                               3 Mos. Ended    3 Mos. Ended                6 Mos. Ended    6 Mos. Ended
Unaudited                                         6/30/01         6/30/00       % Change      6/30/01         6/30/00      % Change
                                               ------------    ------------     --------   ------------    ------------    --------
OPERATING REVENUES                             $     16,909    $     16,769          .8    $     33,175    $     31,301         6.0

Operations and support expense                        9,713          11,392       (14.7)         19,012          19,600        (3.0)
Depreciation and amortization expense                 3,400           3,224         5.5           6,760           5,817        16.2
Gains on sales of assets, net                            (5)         (2,456)      (99.8)             (5)         (2,553)      (99.8)
                                               ------------    ------------                ------------    ------------

OPERATING INCOME                                      3,801           4,609       (17.5)          7,408           8,437       (12.2)
Equity in income (loss) from
  unconsolidated businesses                          (3,664)          3,283      (211.6)         (3,448)          3,513      (198.1)
Other income and (expense), net                         114              12           *             184              90       104.4
Interest expense                                       (909)           (915)        (.7)         (1,830)         (1,689)        8.3
Minority interest                                      (209)             (9)          *            (307)            (35)          *
Mark-to-market adjustment -
  financial instruments                                 (37)          1,112      (103.3)           (153)            287      (153.3)
Provision for income taxes                             (117)         (3,188)      (96.3)         (1,121)         (4,135)      (72.9)
                                               ------------    ------------                ------------    ------------

INCOME (LOSS) FROM CONTINUING OPERATIONS             (1,021)          4,904      (120.8)            733           6,468       (88.7)
Extraordinary item, net of tax                           --              --          --              --              (9)     (100.0)
Cumulative effect of accounting change                   --              --          --            (182)            (40)          *
                                               ------------    ------------                ------------    ------------

NET INCOME (LOSS)                                    (1,021)          4,904      (120.8)            551           6,419       (91.4)
    Redemption of subsidiary preferred stock             --              --          --              --              (8)     (100.0)
                                               ------------    ------------                ------------    ------------

NET INCOME (LOSS) AVAILABLE TO
    COMMON SHAREOWNERS                         $     (1,021)   $      4,904      (120.8)   $        551    $      6,411       (91.4)
                                               ============    ============                ============    ============

DILUTED EARNINGS (LOSS) PER SHARE(1)           $       (.38)   $       1.79      (121.2)   $        .20    $       2.33       (91.4)
Weighted average number of common
    shares-assuming dilution (in millions)            2,707           2,747                       2,728           2,752



FOOTNOTE:

(1) Diluted Earnings per Share include the dilutive effect of shares issuable under our stock-based compensation plans, which represent the only potential dilutive common shares. There is no impact of dilutive securities in the second quarter of 2001, since a net loss available to common shareowners was reported.

*   Not meaningful

-------------------------------------------------------------------------------
VERIZON COMMUNICATIONS INC.
CONSOLIDATED STATEMENTS OF INCOME - ADJUSTED BASIS
-------------------------------------------------------------------------------

                                                                                     (dollars in millions, except per share amounts)

                                                  3 Mos. Ended    3 Mos. Ended              6 Mos. Ended    6 Mos. Ended
Unaudited                                             6/30/01         6/30/00  % Change          6/30/01        6/30/00   % Change
                                                -------------   -------------  --------   --------------  -------------   --------
OPERATING REVENUES (1)
      Domestic Telecom                          $      10,953   $      10,916        .3   $       21,873  $      21,532        1.6
      Domestic Wireless                                 4,383           3,952      10.9            8,429          6,116       37.8
      International                                       598             471      27.0            1,125            928       21.2
      Information Services                                984           1,056      (6.8)           1,773          1,835       (3.4)
      Other                                                (9)           (132)    (93.2)             (25)          (230)     (89.1)
                                                -------------   -------------             --------------  -------------
TOTAL OPERATING REVENUES                               16,909          16,263       4.0           33,175         30,181        9.9
                                                -------------   -------------             --------------  -------------

OPERATING EXPENSES (1)
      Operations and support expense                    9,435           9,444       (.1)          18,570         17,546        5.8
      Depreciation and amortization expense             3,400           3,150       7.9            6,760          5,683       19.0
                                                -------------   -------------             --------------  -------------
TOTAL OPERATING EXPENSES                               12,835          12,594       1.9           25,330         23,229        9.0
                                                -------------   -------------             --------------  -------------

OPERATING INCOME                                        4,074           3,669      11.0            7,845          6,952       12.8
Operating income impact of operations sold (1)             --             211    (100.0)              --            420     (100.0)
Equity in income from unconsolidated businesses           249             194      28.4              465            425        9.4
Other income and (expense), net                           114              23         *              184            109       68.8
Interest expense                                         (909)           (875)      3.9           (1,830)        (1,655)      10.6
Minority interest                                        (229)           (105)    118.1             (351)          (131)     167.9
Provision for income taxes                             (1,198)         (1,151)      4.1           (2,256)        (2,250)        .3
                                                -------------   -------------             --------------  -------------
ADJUSTED NET INCOME                             $       2,101   $       1,966       6.9   $        4,057  $       3,870        4.8
                                                =============   =============             ==============  =============

DILUTED ADJUSTED EARNINGS PER SHARE             $         .77   $         .72       6.9   $         1.49  $        1.41        5.7
Weighted average number of common
      shares-assuming dilution (in millions)            2,731           2,747                      2,728          2,752


FOOTNOTE:
(1)   Certain reclassifications of prior period amounts have been made, where appropriate, to reflect comparable results excluding significant operations sold, primarily previously announced Domestic Telecom access lines, as follows:
              Revenues                          $          --   $         349             $           --  $         709
              Expenses                          $          --   $         138             $           --  $         289

      The Verizon Wireless joint venture was formed in April 2000 with the acquisition of Vodafone's domestic wireless investments. Also, results of Bell Atlantic and GTE overlap wireless properties were included in Domestic Wireless's results through June 30, 2000. If the joint venture was formed on January 1, 2000 and the impact of overlap wireless properties were excluded, certain comparative financial information would be as follows:

                                                  3 Mos. Ended    3 Mos. Ended              6 Mos. Ended    6 Mos. Ended
Unaudited                                             6/30/01         6/30/00  % Change          6/30/01        6/30/00   % Change
                                                -------------   -------------  --------   --------------  -------------   --------
      OPERATING REVENUES
           Domestic Telecom                     $      10,953   $      10,916        .3   $       21,873  $      21,532        1.6
           Domestic Wireless                            4,383           3,793      15.6            8,429          7,243       16.4
           International                                  598             471      27.0            1,125            928       21.2
           Information Services                           984           1,056      (6.8)           1,773          1,835       (3.4)
           Other                                           (9)           (132)    (93.2)             (25)          (230)     (89.1)
                                                -------------   -------------             --------------  -------------
      TOTAL OPERATING REVENUES                         16,909          16,104       5.0           33,175         31,308        6.0
                                                -------------   -------------             --------------  -------------

      OPERATING EXPENSES
           Operations and support expense               9,435           9,279       1.7           18,570         18,176        2.2
           Depreciation and amortization expense        3,400           3,129       8.7            6,760          6,162        9.7
                                                -------------   -------------             --------------  -------------
      TOTAL OPERATING EXPENSES                         12,835          12,408       3.4           25,330         24,338        4.1
                                                -------------   -------------             --------------  -------------

      OPERATING INCOME                          $       4,074   $       3,696      10.2   $        7,845  $       6,970       12.6


*  Not meaningful

-------------------------------------------------------------------------------
VERIZON COMMUNICATIONS INC.
EARNINGS RECONCILIATIONS
-------------------------------------------------------------------------------

                                                                                     (dollars in millions, except per share amounts)


                                                                    3 Mos. Ended 6/30/01              3 Mos. Ended 6/30/00
Unaudited                                                         Net Income     Diluted EPS        Net Income      Diluted EPS
                                                                 -------------   -------------    --------------    -------------
REPORTED EARNINGS (LOSS)                                         $      (1,021)  $        (.38)   $        4,904    $        1.79

Adjustments:
     Mark-to-market adjustment - financial instruments
           CWC exchangeable notes                                           --              --              (722)            (.26)
           Other financial instruments                                      37             .01                --               --
     Loss/(gain) on marketable securities (1)                            2,926            1.07            (1,941)            (.71)
     Gains on sales of assets, net                                          (3)             --            (1,455)            (.53)
     Merger related costs                                                   --              --               749              .27
     Transition costs                                                      162             .06                47              .02
     Settlements (conforming)                                               --              --              (260)            (.09)
     Cumulative effect of accounting change                                 --              --                --               --
     Other charges and special items                                        --              --               491              .18
     Genuity loss                                                           --              --               153              .06
     Extraordinary item                                                     --              --                --               --
     Redemption of subsidiary preferred stock                               --              --                --               --
                                                                 -------------   -------------    --------------    -------------

ADJUSTED EARNINGS (2)                                            $       2,101   $         .77    $        1,966    $         .72
                                                                 =============   =============    ==============    =============
                                                                                     (dollars in millions, except per share amounts)


                                                                     6 Mos. Ended 6/30/01              6 Mos. Ended 6/30/00
Unaudited                                                          Net Income     Diluted EPS       Net Income       Diluted EPS
                                                                 -------------   -------------    --------------    -------------

REPORTED EARNINGS                                                $         551   $         .20    $        6,411    $        2.33

Adjustments:
     Mark-to-market adjustment - financial instruments
           CWC exchangeable notes                                           --              --              (186)            (.07)
           Other financial instruments                                     151             .06                --               --
     Loss/(gain) on marketable securities (1)                            2,926            1.07            (1,941)            (.71)
     Gains on sales of assets, net                                          (3)             --            (1,510)            (.55)
     Merger related costs                                                   --              --               749              .27
     Transition costs                                                      250             .09                47              .02
     Settlements (conforming)                                               --              --              (564)            (.20)
     Cumulative effect of accounting change                                182             .07                40              .01
     Other charges and special items                                        --              --               526              .19
     Genuity loss                                                           --              --               281              .10
     Extraordinary item                                                     --              --                 9               --
     Redemption of subsidiary preferred stock                               --              --                 8               --
                                                                 -------------   -------------    --------------    -------------

ADJUSTED EARNINGS (2)                                            $       4,057   $        1.49    $        3,870    $        1.41
                                                                 =============   =============    ==============    =============

FOOTNOTES:

(1) Current year losses pertain to other than temporary market value declines of marketable securities. Prior year gain pertains to the exchange of CWC stock for C&W/NTL stock.

(2) Totals for Diluted EPS do not add for all periods due to rounding in EPS calculations.


-------------------------------------------------------------------------------
VERIZON COMMUNICATIONS INC.
SELECTED FINANCIAL AND OPERATING STATISTICS
-------------------------------------------------------------------------------

                                                                                     (dollars in millions, except per share amounts)

                                                                   3 Mos. Ended    3 Mos. Ended       6 Mos. Ended      6 Mos. Ended
Unaudited                                                              6/30/01         6/30/00             6/30/01          6/30/00
                                                                 -------------   -------------      --------------    -------------
Debt ratio-end of period                                                 65.0%           61.0%               65.0%            61.0%

Book value per common share                                      $       12.89   $       12.57      $        12.89    $       12.57

Cash dividends declared per common share (1)                     $       0.385   $       0.385      $         0.77    $        0.77

Common shares outstanding (in millions)
     End of period                                                       2,709           2,718               2,709            2,718

Capital expenditures
     Domestic Telecom                                            $       3,067   $       3,130      $        6,406    $       5,594
     Domestic Wireless (2)                                               1,384             913               2,372            1,386
     International                                                         181             185                 292              226
     Information Services                                                   29               9                  38               19
     Other (3)                                                              24             246                  55              407
                                                                 -------------   -------------      --------------    -------------
     Total                                                       $       4,685   $       4,483      $        9,163    $       7,632
                                                                 -------------   -------------      --------------    -------------

Total employees                                                        259,513         267,665             259,513          267,665
                                                                 -------------   -------------      --------------    -------------

FOOTNOTES:

(1)  Represents dividends declared by Bell Atlantic in 2000.

(2)  Bell Atlantic Mobile and GTE Wireless only prior to April 2000.

(3) Includes amounts from Genuity (formerly GTE Internetworking) prior to July 2000.

-------------------------------------------------------------------------------
VERIZON COMMUNICATIONS INC.
CONSOLIDATED BALANCE SHEETS
-------------------------------------------------------------------------------




                                                                                                     (dollars in millions)

Unaudited                                                               6/30/01            12/31/00             $ Change
                                                                  -------------       -------------       --------------
ASSETS
     Current assets
        Cash and cash equivalents                                 $       2,616       $         757       $        1,859
        Short-term investments                                              797               1,613                 (816)
        Accounts receivable, net                                         13,777              14,010                 (233)
        Inventories                                                       2,047               1,910                  137
        Net assets held for sale                                            279                 518                 (239)
        Prepaid expenses and other                                        3,744               3,313                  431
                                                                  -------------       -------------       --------------
     Total current assets                                                23,260              22,121                1,139
                                                                  -------------       -------------       --------------
     Plant, property and equipment                                      167,219             158,957                8,262
        Less accumulated depreciation                                    93,677              89,453                4,224
                                                                  -------------       -------------       --------------
                                                                         73,542              69,504                4,038
                                                                  -------------       -------------       --------------
     Investments in unconsolidated businesses                            11,850              13,115               (1,265)
     Intangible assets                                                   43,627              41,990                1,637
     Other assets                                                        17,894              18,005                 (111)
                                                                  -------------       -------------       --------------
TOTAL ASSETS                                                      $     170,173       $     164,735       $        5,438
                                                                  =============       =============       ==============


LIABILITIES AND SHAREOWNERS' INVESTMENT
     Current liabilities
        Debt maturing within one year                             $      20,591       $      14,838       $        5,753
        Accounts payable and accrued liabilities                         11,740              13,965               (2,225)
        Other                                                             5,433               5,433                   --
                                                                  -------------       -------------       --------------
     Total current liabilities                                           37,764              34,236                3,528
                                                                  -------------       -------------       --------------
     Long-term debt                                                      44,280              42,491                1,789
     Employee benefit obligations                                        12,115              12,543                 (428)
     Deferred income taxes                                               15,689              15,260                  429
     Other liabilities                                                    3,677               3,797                 (120)

     Minority interest                                                   21,739              21,830                  (91)

     Shareowners' investment
        Common stock                                                        275                 275                   --
        Contributed capital                                              24,498              24,555                  (57)
        Reinvested earnings                                              13,137              14,667               (1,530)
        Accumulated other comprehensive loss                               (692)             (2,176)               1,484
                                                                  -------------       -------------       --------------
                                                                         37,218              37,321                 (103)

        Less common stock in treasury, at cost                            1,525               1,861                 (336)
        Less deferred compensation -
           employee stock ownership plans and other                         784                 882                  (98)
                                                                  -------------       -------------       --------------
     Total shareowners' investment                                       34,909              34,578                  331
                                                                  -------------       -------------       --------------
TOTAL LIABILITIES AND SHAREOWNERS' INVESTMENT                     $     170,173       $     164,735       $        5,438
                                                                  =============       =============       ==============

-------------------------------------------------------------------------------
VERIZON COMMUNICATIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------------------------------------------------



                                                                                                              (dollars in millions)

                                                                                   6 Mos. Ended     6 Mos. Ended
Unaudited                                                                               6/30/01          6/30/00       $ Change
                                                                                  -------------    -------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES
Income before extraordinary item and cumulative effect
     of accounting change                                                         $         733    $       6,468    $      (5,735)
Adjustments to reconcile income before extraordinary item and cumulative effect of accounting change to net cash provided by operating activities:
        Depreciation and amortization                                                     6,760            5,817              943
        Gains on sales of assets, net                                                        (5)          (2,553)           2,548
        Mark-to-market adjustment - financial instruments                                   153             (287)             440
        Employee retirement benefits                                                     (1,118)          (1,760)             642
        Deferred income taxes                                                              (349)           2,085           (2,434)
        Provision for uncollectible accounts                                                782              539              243
        Equity in income (loss) from unconsolidated businesses                            3,448           (3,513)           6,961
        Changes in current assets and liabilities, net of
          effects from acquisition/disposition of businesses                             (2,961)           1,750           (4,711)
        Other, net                                                                          215             (217)             432
                                                                                  -------------    -------------    -------------
Net cash provided by operating activities                                                 7,658            8,329             (671)
                                                                                  -------------    -------------    -------------

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures                                                                     (9,163)          (7,632)          (1,531)
Acquisitions, net of cash acquired, and investments                                      (2,212)          (1,132)          (1,080)
Proceeds from disposition of businesses and assets                                           --            1,899           (1,899)
Investments in notes receivable                                                              --             (979)             979
Net change in short-term investments                                                      1,010              483              527
Other, net                                                                                 (510)            (234)            (276)
                                                                                  -------------    -------------    -------------
Net cash used in investing activities                                                   (10,875)          (7,595)          (3,280)
                                                                                  -------------    -------------    -------------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term borrowings                                                        8,253            2,822            5,431
Repayments of long-term borrowings and capital lease obligations                         (1,604)          (4,651)           3,047
Increase in short-term obligations,
     excluding current maturities                                                           620            3,518           (2,898)
Dividends paid                                                                           (2,079)          (2,099)              20
Proceeds from sale of common stock                                                          242              380             (138)
Purchase of common stock for treasury                                                        (8)          (1,382)           1,374
Other, net                                                                                 (348)              (9)            (339)
                                                                                  -------------    -------------    -------------
Net cash provided by (used in) financing activities                                       5,076           (1,421)           6,497
                                                                                  -------------    -------------    -------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                          1,859             (687)           2,546
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                              757            2,033           (1,276)
                                                                                  -------------    -------------    -------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                          $       2,616    $       1,346    $       1,270
                                                                                  =============    =============    =============

--------------------------------------------------------------------------------
VERIZON COMMUNICATIONS INC.
DOMESTIC TELECOM - SELECTED FINANCIAL RESULTS
--------------------------------------------------------------------------------

                                                                                                               (dollars in millions)

                                      3 Mos. Ended    3 Mos. Ended                     6 Mos. Ended    6 Mos. Ended
Unaudited                                  6/30/01         6/30/00     % Change             6/30/01         6/30/00     % Change
                                     -------------   -------------   -------------    -------------   -------------  -------------
OPERATING REVENUES
      Local services                 $       5,545   $       5,537             0.1    $      11,165   $      10,967            1.8
      Network access services                3,399           3,297             3.1            6,691           6,527            2.5
      Long distance services                   758             779            (2.7)           1,520           1,583           (4.0)
      Other services                         1,251           1,303            (4.0)           2,497           2,455            1.7
                                     -------------   -------------                    -------------   -------------
TOTAL OPERATING REVENUES                    10,953          10,916             0.3           21,873          21,532            1.6
                                     -------------   -------------                    -------------   -------------

OPERATING EXPENSES
      Operations and support                 5,904           6,118            (3.5)          11,861          12,129           (2.2)
      Depreciation and amortization          2,344           2,155             8.8            4,627           4,256            8.7
                                     -------------   -------------                    -------------   -------------
TOTAL OPERATING EXPENSES                     8,248           8,273            (0.3)          16,488          16,385            0.6
                                     -------------   -------------                    -------------   -------------

OPERATING INCOME                     $       2,705   $       2,643             2.3    $       5,385   $       5,147            4.6
OPERATING INCOME MARGIN                       24.7%           24.2%                            24.6%           23.9%

OPERATING CASH FLOW                  $       5,049   $       4,798             5.2    $      10,012   $       9,403            6.5
OPERATING CASH FLOW MARGIN                    46.1%           44.0%                            45.8%           43.7%


FOOTNOTES:

The segment financial results above are presented on an adjusted basis and exclude the effects of special items.

Intercompany and intersegment transactions have not been eliminated.

Certain reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results.


--------------------------------------------------------------------------------
VERIZON COMMUNICATIONS INC.
DOMESTIC TELECOM - SELECTED OPERATING STATISTICS
--------------------------------------------------------------------------------


                                          3 Mos. Ended   3 Mos. Ended                   6 Mos. Ended   6 Mos. Ended
Unaudited                                      6/30/01        6/30/00     % Change           6/30/01        6/30/00    % Change
                                         -------------  -------------  -------------   -------------  -------------  -------------
Switched access lines in service (000)
      Residence                                 39,841         40,034           (0.5)         39,841         40,034           (0.5)
      Business                                  21,989         22,007           (0.1)         21,989         22,007           (0.1)
      Public                                       635            680           (6.6)            635            680           (6.6)
                                         -------------  -------------                  -------------  -------------
Total                                           62,465         62,721           (0.4)         62,465         62,721           (0.4)
      Special DS0 equivalents                   62,729         41,010           53.0          62,729         41,010           53.0
                                         -------------  -------------                  -------------  -------------
Total voice grade equivalents (000)            125,194        103,731           20.7         125,194        103,731           20.7
                                         -------------  -------------                  -------------  -------------

BRI ISDN lines (000)                             1,384          1,273            8.7           1,384          1,273            8.7
PRI ISDN lines (000)                             2,088          1,711           22.0           2,088          1,711           22.0
Resale & UNE-P Lines (000)                       3,726          2,844           31.0           3,726          2,844           31.0
Minutes of use from Carriers and
   CLECs (in millions)                          71,883         72,028           (0.2)        144,448        143,792            0.5
Long distance subscribers
   (excl. Verizon CLEC) (000)                    5,998          4,075           47.2           5,998          4,075           47.2

High capacity and digital data
   revenues ($ in millions)
Data transport                           $       1,575  $       1,265           24.5   $       3,097  $       2,433           27.3
Data solutions                                     171            195          (12.3)            350            360           (2.8)
                                         -------------  -------------                  -------------  -------------
Total revenues                           $       1,746  $       1,460           19.6   $       3,447  $       2,793           23.4
                                         -------------  -------------                  -------------  -------------


FOOTNOTE:

Certain reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results.

--------------------------------------------------------------------------------
VERIZON COMMUNICATIONS INC.
VERIZON WIRELESS - SELECTED OPERATING RESULTS
--------------------------------------------------------------------------------


                                                                                                              (dollars in millions)

                                      3 Mos. Ended    3 Mos. Ended                     6 Mos. Ended    6 Mos. Ended
Unaudited                                  6/30/01         6/30/00      % Change            6/30/01         6/30/00     % Change
                                     -------------   -------------   -------------    -------------   -------------  -------------
REVENUES
     Service revenues                $       4,066   $       3,626            12.1    $       7,797   $       5,590           39.5
     Equipment and other                       317             326            (2.8)             632             526           20.2
                                     -------------   -------------                    -------------   -------------
TOTAL REVENUES                               4,383           3,952            10.9            8,429           6,116           37.8
                                     -------------   -------------                    -------------   -------------

OPERATING EXPENSES
     Operations and support                  2,817           2,633             7.0            5,454           4,117           32.5
     Depreciation and amortization             887             877             1.1            1,806           1,199           50.6
                                     -------------   -------------                    -------------   -------------
TOTAL OPERATING EXPENSES                     3,704           3,510             5.5            7,260           5,316           36.6
                                     -------------   -------------                    -------------   -------------

OPERATING INCOME                     $         679   $         442            53.6    $       1,169   $         800           46.1

OPERATING CASH FLOW                  $       1,566   $       1,319            18.7    $       2,975   $       1,999           48.8
OPERATING CASH FLOW MARGIN                    38.5%           36.4%                            38.2%           35.8%

SELECTED OPERATING STATISTICS
Subscribers (000)                           27,930          24,774            12.7           27,930          24,774           12.7
Penetration                                   13.7%           12.2%                            13.7%           12.2%
Subscriber net adds in period (000)            808             800             1.0            1,326           1,674          (20.8)
Total churn rate, including prepaid            2.3%            2.5%                             2.6%            2.5%


FOOTNOTES:

The segment financial results above are presented on an adjusted basis and exclude the effects of special items.

Intercompany and intersegment transactions have not been eliminated.

Certain reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results.

The Domestic Wireless financial information presented above reflects the operations acquired from Vodafone (AirTouch) in connection with the formation of the Verizon Wireless joint venture effective April 2000. The first quarter 2000 financial results included in the year to date information above represent the combination of Bell Atlantic Mobile and GTE Wireless only. Also, the financial results of Bell Atlantic and GTE overlap wireless properties were included in Domestic Wireless's results through June 30, 2000. The quarterly operating statistics shown above represent the Verizon Wireless joint venture. Amortization of intangible assets resulting from the formation of the Verizon Wireless joint venture was $331 million for the second quarter and $701 million for the first six months of 2001. Comparable 2000 amortization in the table above was $349 million and $712 million for the second quarter and first six months, respectively. Only $349 million of the six months of 2000 amount is included in the table above, since the Verizon Wireless joint venture was not formed until April 2000.

Prior period subscriber counts reflect the retroactive impact from the subscriber base adjustment made in first quarter 2001 that is allocable to the prior period.

The information below represents comparative results for the Verizon Wireless joint venture, on a combined basis, had the joint venture been formed on January 1, 2000 and the impact of overlap wireless properties been excluded:

                                     3 Mos. Ended    3 Mos. Ended                    6 Mos. Ended    6 Mos. Ended
Unaudited                                 6/30/01         6/30/00      % Change           6/30/01         6/30/00     % Change
                                    -------------   -------------   -------------   -------------   -------------  -------------
REVENUES
     Service revenues               $       4,066   $       3,478            16.9   $       7,797   $       6,613           17.9
     Equipment and other                      317             315             0.6             632             630            0.3
                                    -------------   -------------                   -------------   -------------
TOTAL REVENUES                              4,383           3,793            15.6           8,429           7,243           16.4
                                    -------------   -------------                   -------------   -------------

OPERATING EXPENSES
     Operations and support                 2,817           2,468            14.1           5,454           4,747           14.9
     Depreciation and amortization            887             856             3.6           1,806           1,678            7.6
                                    -------------   -------------                   -------------   -------------
TOTAL OPERATING EXPENSES                    3,704           3,324            11.4           7,260           6,425           13.0
                                    -------------   -------------                   -------------   -------------

OPERATING INCOME                    $         679   $         469            44.8   $       1,169   $         818           42.9

OPERATING CASH FLOW                 $       1,566   $       1,325            18.2   $       2,975   $       2,496           19.2
OPERATING CASH FLOW MARGIN                   38.5%           38.1%                           38.2%           37.7%

--------------------------------------------------------------------------------
VERIZON COMMUNICATIONS INC.
INTERNATIONAL - SELECTED FINANCIAL RESULTS
--------------------------------------------------------------------------------


                                                                                                               (dollars in millions)

                                       3 Mos. Ended    3 Mos. Ended                     6 Mos. Ended    6 Mos. Ended
Unaudited                                   6/30/01         6/30/00      % Change            6/30/01         6/30/00     % Change
                                      -------------   -------------   -------------    -------------   -------------  -------------
REVENUES
     Wireline and other               $         243   $         175            38.9    $         452   $         355           27.3
     Wireless                                   355             296            19.9              673             573           17.5
                                      -------------   -------------                    -------------   -------------
TOTAL REVENUES                                  598             471            27.0            1,125             928           21.2
                                      -------------   -------------                    -------------   -------------

OPERATING EXPENSES
     Operations and support                     432             288            50.0              816             616           32.5
     Depreciation and amortization              114              83            37.3              219             164           33.5
                                      -------------   -------------                    -------------   -------------
TOTAL OPERATING EXPENSES                        546             371            47.2            1,035             780           32.7
                                      -------------   -------------                    -------------   -------------

OPERATING INCOME                      $          52   $         100           (48.0)   $          90   $         148          (39.2)

OPERATING CASH FLOW                   $         166   $         183            (9.3)   $         309   $         312           (1.0)
OPERATING CASH FLOW MARGIN                     27.8%            38.9%                           27.5%           33.6%

EQUITY IN INCOME FROM UNCONSOLIDATED
   BUSINESSES                         $         266   $         128           107.8    $         483   $         300           61.0


PROPORTIONATE INFORMATION
Revenues                              $       1,461   $       1,345             8.6    $       2,857   $       2,673            6.9
Operating income                      $         324   $         399           (18.8)   $         634   $         704           (9.9)
Operating cash flow                   $         563   $         593            (5.1)   $       1,127   $       1,114            1.2

Access lines (000)                            3,187           3,366            (5.3)           3,187           3,366           (5.3)
Wireless subscribers (000)                    8,676           6,478            33.9            8,676           6,478           33.9


FOOTNOTES:

The segment financial results above are presented on an adjusted basis and exclude the effects of special items.

Intercompany and intersegment transactions have not been eliminated.

Certain reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results.

--------------------------------------------------------------------------------
VERIZON COMMUNICATIONS INC.
INFORMATION SERVICES - SELECTED FINANCIAL RESULTS
--------------------------------------------------------------------------------


                                                                                                              (dollars in millions)

                                     3 Mos. Ended    3 Mos. Ended                     6 Mos. Ended    6 Mos. Ended
Unaudited                                 6/30/01         6/30/00      % Change            6/30/01         6/30/00     % Change
                                    -------------   -------------   -------------    -------------   -------------  -------------
OPERATING REVENUES                  $         984   $       1,056            (6.8)   $       1,773   $       1,835           (3.4)

OPERATING EXPENSES
     Operations and support                   453             475            (4.6)             869             909           (4.4)
     Depreciation and amortization             20              20              --               41              39            5.1
                                    -------------   -------------                    -------------   -------------
TOTAL OPERATING EXPENSES                      473             495            (4.4)             910             948           (4.0)
                                    -------------   -------------                    -------------   -------------

OPERATING INCOME                    $         511   $         561            (8.9)   $         863   $         887           (2.7)

OPERATING CASH FLOW                 $         531   $         581            (8.6)   $         904   $         926           (2.4)
OPERATING CASH FLOW MARGIN                   54.0%           55.0%                            51.0%           50.5%


FOOTNOTES:

The segment financial results above are presented on an adjusted basis and exclude the effects of special items.

Intercompany and intersegment transactions have not been eliminated.